Exhibit 99.1

HEIDRICK & STRUGGLES

NEWS	FOR IMMEDIATE RELEASE

Contact for media:	Eric Sodorff	+1 312-496-1613 or esodorff@heidrick.com
Contacts for analysts:	Eileen Kamerick, CFO	+1 312-496-1557 or ekamerick@heidrick.com
	Todd Welu, Controller	+1 312-496-1637 or twelu@heidrick.com

HEIDRICK & STRUGGLES REPORTS

2005 SECOND QUARTER FINANCIAL RESULTS

CHICAGO (August 5, 2005)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced a 6 percent increase in consolidated net revenue to $103.4 million in the 2005 second quarter from $97.9 million in the 2004 second quarter. The net revenue increase of 6 percent includes a 2 percentage point increase from the impact of exchange rate fluctuations.

The 2005 second quarter operating loss of $7.8 million includes $20.8 million in previously announced restructuring charges. The 2005 second quarter net loss of $5.0 million includes $18.5 million in restructuring charges, net of tax. The 2005 second quarter loss per share of $0.26 includes $0.95 per share of restructuring charges. By excluding the restructuring charges, which management believes more appropriately reflects core operations, the 2005 second quarter operating income would have been $13.0 million with a 12.6 percent operating margin, net income would have been $13.6 million, and diluted earnings per share would have been $0.69. The 2004 second quarter operating income was $8.6 million with an 8.8 percent operating margin. The 2004 second quarter net income was $6.9 million and diluted earnings per share were $0.34.

“We continue to make progress in our efforts to improve profitability while, at the same time, growing revenue and providing superior service to our clients. Our performance this quarter and the anticipated benefits of our recent restructuring in Europe reaffirm our confidence in our ability to achieve our 2005 goals,” said Thomas J. Friel, chairman and chief executive officer of Heidrick & Struggles.

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Consolidated salaries and employee benefits in the 2005 second quarter were $68.1 million, up 3 percent from $66.3 million in the comparable 2004 quarter. The expense increase was the result of increased salary costs of $2.7 million and $2.0 million related to amortization of retention incentive awards. This increase was partially offset by a benefit of $3.0 million related to bonus payments paid with restricted stock under a recently adopted program, which are recognized over the vesting period. Total stock-based compensation expense was $4.5 million for the 2005 second quarter and is expected to be approximately $13 million for the 2005 year. Salaries and employee benefits expense as a percent of net revenue declined to 65.8 percent in the 2005 second quarter compared to 67.7 percent in the 2004 second quarter.

Consolidated general and administrative expenses decreased 3 percent to $22.4 million in the 2005 second quarter compared to $23.0 million in the 2004 second quarter, due to $1.5 million of favorable adjustments, including a property tax rebate and an insurance recovery, offset by higher fees for professional services and discretionary spending related to business development. As a percent of net revenue, consolidated general and administrative expenses declined to 21.6 percent in the 2005 second quarter compared to 23.5 percent in the 2004 second quarter.

As of June 30, 2005, the company employed 307 consultants, compared to 305 as of March 31, 2005, and 296 as of June 30, 2004. Compared to the 2004 second quarter, consultant productivity increased in the 2005 second quarter as executive search revenue per consultant rose to an annualized rate of $1.3 million.

The cash, cash equivalents and short-term investment balance at June 30, 2005 was $154 million, $35 million higher than one year ago, and $31 million lower than the March 31, 2005 balance. During the second quarter, the company completed its $30 million stock repurchase program authorized in October 2004. Total shares repurchased under the program were 1.1 million.

Regional Review

Net revenue for the 2005 second quarter grew in every region compared to the 2004 second quarter. The Americas (formerly reported separately as North America and Latin America) grew 4 percent; Europe grew 6 percent; and Asia Pacific grew 13 percent. Each region was profitable, with 2005 second quarter operating margins of 27 percent in the Americas; 4 percent in Europe; and 23 percent in Asia Pacific as compared to 20 percent in the Americas; 2 percent in Europe; and 27 percent in Asia Pacific in the 2004 second quarter. Total corporate expenses increased by 13 percent to $6.3 million in the 2005 second quarter from $5.5 million in the 2004 second quarter.

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In the Americas, the industrial, professional services, and consumer industry groups reported the most significant net revenue increases in the 2005 second quarter compared to the 2004 second quarter, while the health care and technology industry groups posted declines.

In Europe, net revenue in the 2005 second quarter increased by 6 percent from the 2004 second quarter and includes a 3 percentage point increase from the impact of exchange rate fluctuations. The consumer and industrial industry groups reported the most significant net revenue increases compared to the 2004 second quarter, while the financial services industry group posted the most significant decline.

In Asia Pacific, net revenue in the 2005 second quarter increased by 13 percent from the 2004 second quarter and includes a 3 percentage point increase from the impact of exchange rate fluctuations. Net revenue growth was primarily driven by an increase in the consumer industry group.

Six Month Results

For the six months ended June 30, 2005, consolidated net revenue was $202.0 million, a 9 percent increase from $185.2 million for the first six months of 2004. For the six months ended June 30, 2005 the operating loss of $1.4 million includes $20.8 million in restructuring charges. The year-to-date net income of $1.9 million includes $18.5 million in restructuring charges, net of tax. The year-to-date income per share of $0.09 includes $0.92 per share of restructuring charges. By excluding the restructuring charges, which management believes more appropriately reflects core operations, the 2005 year-to-date operating income would have been $19.4 million with a 9.6 percent operating margin, net income would have been $20.4 million, and diluted earnings per share would have been $1.01. For the six months ended June 30, 2004, operating income was $13.7 million, net income was $11.2 million, and diluted earnings per share were $0.56.

Restructuring

During the 2005 second quarter, the company recorded restructuring charges of $20.8 million, consisting of $14.7 million of severance and related costs and $6.1 million related to the consolidation of office space and other infrastructure. The company anticipates recording additional restructuring charges of approximately $4 million to $5 million during the remainder of 2005.

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The restructuring plan includes a carefully considered strategic reduction in the company’s workforce that has directly affected 5 percent of the company’s global workforce—or 57 people, including 15 consultants. Of those 15 consultants, 13 are included in the 307 consultants employed by the company as of June 30, 2005.

Annual cost savings from this restructuring plan are estimated to be approximately $15 million, with approximately $8 million in savings during 2005, nearly all of which will occur during the second half of the year. Of the total savings, approximately $12 million is related to Europe, with the remainder related to the Americas and corporate.

Outlook

For the 2005 third quarter, net revenue is anticipated to be in the range of $98 million to $103 million. At those net revenue levels, the company expects that operating income would range from $10 million to $13 million, excluding restructuring charges. Assuming additional restructuring charges of approximately $4 million to $5 million during the 2005 third quarter, operating income would range from $6 million to $8 million.

For the 2005 year, net revenue is anticipated to be in the range of $400 million to $412 million. At those net revenue levels, the company expects that the operating margin will be approximately 10 percent, excluding any restructuring charges; including restructuring charges, the company expects the operating margin would be approximately 4 percent.

For the 2005 year, the company estimates an annual tax rate ranging between 15 percent and 20 percent, including restructuring charges. The tax rate estimate can be significantly impacted by country-level results, which vary from period to period, and by the timing of any deferred tax asset valuation allowance reversals, and certain discrete items that require recognition in a particular quarter rather than being considered as part of the annual tax rate.

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Webcast of Investor Call Available Today

The company will provide a real-time webcast of its investor call on Friday, August 5, 2005 at 9:00 a.m. Central Time (Chicago) to review its 2005 second quarter financial results. The call will last up to one hour and will feature remarks by Thomas J. Friel, chairman and chief executive officer; Eileen A. Kamerick, chief financial officer; L. Kevin Kelly, president of the Europe, Middle East, and Africa (EMEA) region; and Todd T. Welu, controller. The webcast will be available online, along with any slides accompanying management’s remarks, at www.heidrick.com or through CCBN’s individual investor center at www.companyboardroom.com. Listeners should log on approximately 10 minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information, please visit www.heidrick.com.

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$103,373	$97,926	$5,447	5.6%
Reimbursements	4,521	4,954	(433)	-8.7%

Total revenue	107,894	102,880	5,014	4.9%

Operating expenses:
Salaries and employee benefits	68,054	66,299	1,755	2.6%
General and administrative expenses	22,366	23,024	(658)	-2.9%
Reimbursed expenses	4,455	4,954	(499)	-10.1%
Restructuring charges	20,837	—	20,837

Total operating expenses	115,712	94,277	21,435	22.7%

Operating income (loss)	(7,818)	8,603	(16,421)

Non-operating income (expense):
Interest income	1,264	331
Interest expense	(186)	(18)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(46)	644
Other, net	709	83

Net non-operating income	1,741	1,040

Income (loss) before income taxes	(6,077)	9,643

Provision for (benefit from) income taxes	(1,110)	2,717

Net income (loss)	$(4,967)	$6,926

Basic earnings (loss) per common share	$(0.26)	$0.36
Basic weighted average common shares outstanding	18,956	19,000
Diluted earnings (loss) per common share	$(0.26)	$0.34
Diluted weighted average common shares outstanding	18,956	20,082

Salaries and employee benefits as a percentage of net revenue	65.8%	67.7%
General and administrative expense as a percentage of net revenue	21.6%	23.5%
Operating income (loss) as a percentage of net revenue	-7.6%	8.8%
Effective tax rate	18.3%	28.2%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Three Months Ended June 30,
	2005	2004	$ Change	% Change	2005 Margin *	2004 Margin *
Revenue:
Americas	$59,302	$56,856	$2,446	4.3%
Europe	34,325	32,460	1,865	5.7%
Asia Pacific	9,746	8,610	1,136	13.2%

Revenue before reimbursements (net revenue)	103,373	97,926	5,447	5.6%
Reimbursements	4,521	4,954	(433)	-8.7%

Total revenue	$107,894	$102,880	$5,014	4.9%

Operating Income (Loss):
Americas	$15,810	$11,212	$4,598	41.0%	26.7%	19.7%
Europe	1,215	582	633		3.5%	1.8%
Asia Pacific	2,251	2,348	(97)	-4.1%	23.1%	27.3%

Total regions	19,276	14,142	5,134	36.3%	18.6%	14.4%
Corporate	(6,257)	(5,539)	(718)	-13.0%

Operating income before restructuring charges	13,019	8,603	4,416	51.3%	12.6%	8.8%
Restructuring charges	(20,837)	—	(20,837)

Operating income (loss)	$(7,818)	$8,603	$(16,421)

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Six Months Ended June 30,
	2005	2004	$ Change	% Change
Revenue:
Revenue before reimbursements (net revenue)	$201,955	$185,155	$16,800	9.1%
Reimbursements	11,396	10,153	1,243	12.2%

Total revenue	213,351	195,308	18,043	9.2%

Operating expenses:
Salaries and employee benefits	135,966	127,668	8,298	6.5%
General and administrative expenses	46,643	43,771	2,872	6.6%
Reimbursed expenses	11,342	10,153	1,189	11.7%
Restructuring charges	20,837	—	20,837

Total operating expenses	214,788	181,592	33,196	18.3%

Operating income (loss)	(1,437)	13,716	(15,153)

Non-operating income (expense):
Interest income	2,421	695
Interest expense	(341)	(23)
Net realized and unrealized gains (losses) on equity and warrant portfolio	(196)	522
Other, net	1,118	(106)

Net non-operating income	3,002	1,088

Income before income taxes	1,565	14,804

Provision for (benefit from) income taxes	(328)	3,653

Net income	$1,893	$11,151

Basic earnings per common share	$0.10	$0.59
Basic weighted average common shares outstanding	19,090	18,745
Diluted earnings per common share	$0.09	$0.56
Diluted weighted average common shares outstanding	20,200	19,755

Salaries and employee benefits as a percentage of net revenue	67.3%	69.0%
General and administrative expense as a percentage of net revenue	23.1%	23.6%
Operating income (loss) as a percentage of net revenue	-0.7%	7.4%
Effective tax rate	—	24.7%

Heidrick & Struggles International, Inc.

Segment Information

(In thousands)

	Six Months Ended June 30,
	2005	2004	$ Change	% Change	2005 Margin *	2004 Margin *
Revenue:
Americas	$113,879	$105,290	$8,589	8.2%
Europe	68,412	64,579	3,833	5.9%
Asia Pacific	19,664	15,286	4,378	28.6%

Revenue before reimbursements (net revenue)	201,955	185,155	16,800	9.1%
Reimbursements	11,396	10,153	1,243	12.2%

Total revenue	$213,351	$195,308	$18,043	9.2%

Operating Income (Loss):
Americas	$24,663	$20,790	$3,873	18.6%	21.7%	19.7%
Europe	2,071	1,362	709	52.1%	3.0%	2.1%
Asia Pacific	4,741	3,399	1,342	39.5%	24.1%	22.2%

Total regions	31,475	25,551	5,924	23.2%	15.6%	13.8%
Corporate	(12,075)	(11,835)	(240)	-2.0%

Operating income before restructuring charges	19,400	13,716	5,684	41.4%	9.6%	7.4%
Restructuring charges	(20,837)	—	(20,837)

Operating income (loss)	$(1,437)	$13,716	$(15,153)

*	Margin based on revenue before reimbursements (net revenue)

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$83,676	$98,428
Short-term investments	70,000	124,325
Accounts receivable, net of allowance for doubtful accounts	72,961	51,843
Other receivables	4,858	4,453
Prepaid expenses	7,701	8,377
Income taxes recoverable, net	4,540	—
Deferred income taxes, net	657	2,744

Total current assets	244,393	290,170

Non-current assets:
Property and equipment, net	24,063	27,677
Assets designated for retirement and pension plans	26,922	32,468
Investments	2,370	4,089
Other non-current assets	6,519	3,406
Goodwill	48,609	48,818
Other intangible assets, net	6,453	6,890
Deferred income taxes, net	7,720	7,766

Total other non-current assets	122,656	131,114

Total assets	$367,049	$421,284

Heidrick & Struggles International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2005	December 31, 2004
Current liabilities:
Accounts payable	$6,024	$10,986
Accrued salaries and employee benefits	68,774	68,044
Other accrued liabilities	26,235	42,870
Current portion of accrued restructuring charges	19,217	10,609
Income taxes payable, net	—	7,463

Total current liabilities	120,250	139,972

Non-current liabilities:
Retirement and pension plans	31,881	37,941
Non-current portion of accrued restructuring charges	13,741	21,632
Other non-current liabilities	5,386	5,613

Total non-current liabilities	51,008	65,186

Stockholders’ equity	195,791	216,126

Total liabilities and stockholders’ equity	$367,049	$421,284

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(4,967)	$6,926
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,928	3,388
Deferred income taxes	2,193	—
Net realized and unrealized losses (gains) on equity and warrant portfolio	46	(644)
Stock-based compensation expense, net	4,502	1,088
Restructuring charges	20,837	—
Cash paid for restructuring charges	(17,067)	(3,849)
Changes in assets and liabilities:
Trade and other receivables	(8,669)	(7,470)
Accounts payable	(1,941)	800
Accrued expenses	20,469	15,988
Income taxes payable	(4,345)	2,647
Other assets and liabilities, net	(1,020)	1,577

Net cash provided by operating activities	12,966	20,451

Cash flows from investing activities:
Capital expenditures	(2,072)	(1,526)
Proceeds from sales of equity securities	137	77
Payments to consultants related to sales of equity securities	(17,349)	(49)
Proceeds from sales of short-term investments	150,000	15,700
Purchases of short-term investments	(92,775)	(43,200)
Other, net	11	17

Net cash provided by (used in) investing activities	37,952	(28,981)

Cash flows from financing activities:
Proceeds from stock options exercised	1,892	2,722
Purchases of treasury stock	(25,095)	—

Net cash provided by (used in) financing activities	(23,203)	2,722

Effect of foreign currency exchange rates on cash and cash equivalents	(1,704)	(347)

Net increase (decrease) in cash and cash equivalents	26,011	(6,155)

Cash and cash equivalents:
Beginning of period	57,665	50,429

End of period	$83,676	$44,274

Heidrick & Struggles International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$1,893	$11,151
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,956	6,439
Deferred income taxes	2,146	—
Net realized and unrealized losses (gains) on equity and warrant portfolio	196	(522)
Stock-based compensation expense, net	6,127	852
Restructuring charges	20,837	—
Cash paid for restructuring charges	(20,079)	(9,559)
Changes in assets and liabilities:
Trade and other receivables	(24,530)	(17,181)
Accounts payable	(4,634)	692
Accrued expenses	3,880	3,426
Income taxes payable	(12,027)	(533)
Other assets and liabilities, net	(4,068)	1,831

Net cash used in operating activities	(24,303)	(3,404)

Cash flows from investing activities:
Capital expenditures	(3,125)	(3,069)
Proceeds from sales of equity securities	1,313	150
Payments to consultants related to sales of equity securities	(18,004)	(71)
Proceeds from sales of short-term investments	156,875	21,750
Purchases of short-term investments	(102,550)	(55,900)
Other, net	41	80

Net cash provided by (used in) investing activities	34,550	(37,060)

Cash flows from financing activities:
Proceeds from stock options exercised	5,460	6,433
Purchases of treasury stock	(27,498)	—
Payments on debt	—	(369)

Net cash provided by (used in) financing activities	(22,038)	6,064

Effect of foreign currency exchange rates on cash and cash equivalents	(2,961)	(365)

Net decrease in cash and cash equivalents	(14,752)	(34,765)

Cash and cash equivalents:
Beginning of period	98,428	79,039

End of period	$83,676	$44,274